WEIL, GOTSHAL & MANGES LLP
      A Limited Liability Partnership Including Professional Corporations
                767 Fifth Avenue * New York, New York 10153-0119
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                               January 22, 1997




USI American Holdings, Inc.
US Industries, Inc.
101 Wood Avenue South
Iselin, New Jersey 08830


Ladies and Gentlemen:

            We have acted as counsel to U.S. Industries, Inc., a Delaware corporation (the "Company"), and its wholly-owned subsidiary, USI American Holdings, Inc., a Delaware corporation (the "Issuer"), in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-4 (the "Registration Statement") of the Issuer and the Company for registration under the Securities Act of 1933, as amended (the "Securities Act"), of $125 million aggregate principal amount of the Issuer's 7 1/4% Senior Notes Due December 1, 2006, Series B (the "New Notes") and the Company's guaranties in connection therewith (the "Guaranties"), each issuable in connection with the exchange offer of New Notes for the Issuer's 7 1/4% Senior Notes Due December 1, 2006, Series A, which were not registered under the Securities Act (the "Existing Notes").

            In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, dated as of December 12, 1996 (the "Indenture"), among the Issuer, the Company and PNC Bank, National Association, as Trustee (the "Trustee"), pursuant to which the New Notes will be issued, the form of the New Notes included as Exhibit 4.2 to the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.






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USI American Holdings, Inc.
January 22, 1997
Page 2



            In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuer and the Company.

            Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

            1. The New Notes have been duly authorized by the Issuer and, when executed on behalf of the Issuer, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, and upon the exchange by holders of Existing Notes of Existing Notes for New Notes, will constitute valid and legally binding obligations of the Issuer entitled to the benefits provided by the Indenture, enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights and remedies generally and, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether sought in a proceeding at law or in equity).

            2. The Guaranties have been duly authorized by the Company and when executed and delivered by the Company in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute valid and legally binding obligations of the Company, entitled to the benefits provided by the Indenture, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights and remedies generally and, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether sought in a proceeding at law or in equity).

            The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we






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USI American Holdings, Inc.
January 22, 1997
Page 3


express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

            The opinions expressed herein are rendered solely for your benefit in connection with the transactions described above. These opinions may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent, except that we hereby consent to the use of this opinion as an exhibit to the Registration Statement. We further consent to the reference to our name under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement.

                                          Very truly yours,


                                          WEIL, GOTSHAL & MANGES LLP